Exhibit 99.2

ADR PURCHASE AGREEMENT

THIS ADR PURCHASE AGREEMENT (this “Agreement”), dated as of __________, 2017, is entered into by and between Aurec Capital Ltd., a company organized under the laws of the State of Israel with principal business office at 3 Hayetzira St. Ramat Gan Israel (the “Seller”), and SMART LIVE GROUP LIMITED, with principal business office at _________________ (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchasers wishes to purchase from the Seller, an aggregate amount of 1,709,775 American Depositary Receipts (the "Purchased ADRs"), representing 1,709,775 Ordinary Shares of China Digital TV Holding Co., Ltd. (the "Company"), par value $0.0005 per ordinary share; and

WHEREAS, the Purchaser acknowledges that the ADRs are registered with Deutsche Bank Trust Company Americas (the “Depositary”), as depositary of the Ordinary Shares pursuant to that certain Deposit Agreement, dated as of October 11, 2007, by and among the Company, the Depositary and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder.

NOW, THEREFORE, based on the parties’ representations and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITION.

As used in this Agreement, the following term shall have the following meaning:

1.1.	"Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by applicable law to close.

1.2.	“Lien” means any mortgage, lien, pledge, charge, security interest or any other encumbrance or right of any third party or other adverse claim of any kind in respect of a specific property or asset.

2.	PURCHASE AND SALE OF THE PURCHASED ADRs.

Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the Purchaser and the Seller contained herein, upon the execution of this Agreement, the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller the Purchased ADRs, free and clear of any and all Liens (the “Transaction”).

3.	CONSIDERATION

3.1.	As consideration for the sale of all of the Purchased ADRs to the Purchaser, upon the execution of this Agreement, the Purchaser will pay to the Seller, under the terms and conditions of this Agreement, for each Purchased ADR, $1.8 in cash (the “Purchase Price”).

3.2.	The payment of the Purchase Price shall be made in US Dollars, by wire transfer of immediately available funds to the bank account of the Seller, the details of which shall be provided by the Seller to Purchasers in writing at least two Business Days prior to the Closing Date.

4.	CONSUMMATION OF TRANSACTION.

4.1.	Time. The consummation of the Transaction shall take place upon the execution of this Agreement.

4.2.	Steps of the Transaction. In order to consummate the Transaction, the following actions will take place, and none of which shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents delivered:

4.2.1.	The Seller and Purchaser shall sign a transfer deed in the form attached hereto as Schedule 4.2.1 (the “ADR Transfer Deed”) with respect to the Purchased ADRs and such other documentation as the Depositary may request in connection with the transfer of the Purchased ADRs and deliver the executed ADR Transfer Deed and such other documentation (if applicable) to the Depositary, with a copy thereof to the Company.

4.2.2.	The Purchaser will transfer the Purchase Price to the Seller as set forth in Section 3 above.

4.2.3.	Upon receipt of the Purchase Price, the Seller shall transfer the Purchased ADRs to the Purchaser.

4.2.4.	The Seller shall cause the Company to deliver to the Purchaser written confirmation from the Depositary, in form and substance satisfactory to the Purchaser, evidencing that the Purchased ADRs have been transferred on the books and records of the Depositary and are registered in the name of the Purchaser.

5.	CONDITIONS.

The respective obligations of the Seller and Purchaser to take the actions described in Section 4.2 are subject to the receipt or delivery, as applicable, of their respective deliverables pursuant to Section 4.2 above.

6.	REPRESENTATIONS AND WARRANTIES.

The Seller represents and warrants to Purchaser that the Seller has good and valid title to, and is the sole lawful owner of, all of the Purchased ADRs, and shall convey to Purchaser the full legal and beneficial interest and title in the Purchased ADRs, free and clear of any Liens, other than as set forth in the Company’s Articles of Association or applicable law (if any).

7.	SPECIFIC PERFORMANCE

Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its rights under this breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree that their rights hereunder are special and unique and that any violation thereof would not be adequately compensated by money damages, and each grants the other the right to specifically enforce (including injunctive relief where appropriate) the terms of this Agreement in accordance with this Agreement and subject to applicable law. In the event that any party to this Agreement pursues any lawsuit, claim or proceeding against a defaulting party to enforce or protect its rights and interests under this Agreement and such party prevails in such proceeding, then the defaulting party will, subject to applicable law, promptly pay and reimburse the prevailing party for all of the legal fees, expenses and other costs incurred by the prevailing party in connection with enforcing or protecting its rights and interests hereunder.

8.	MISCELLANEOUS.

8.1.	Entire Agreement; This Agreement, together with Schedule 4.2.1 attached hereto (when duly executed and delivered by the parties thereto), constitute a valid, legally, binding and enforceable agreement between the Seller and Purchaser for the sale and purchase of the Purchased ADRs.

8.2.	Successors and Assigns; Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned by any party to this agreement without the written consent of the other party. Notwithstanding the foregoing, subject to the prior written consent of the Seller, the Purchaser may transfer its rights and obligations hereunder to a third party whose identity is known to the Seller in the event that the Purchaser fails to obtain the required foreign exchange funds to honor this Agreement due to the foreign exchange control regulations in China.

8.3.	Further Assurance. Each of the Seller and Purchaser shall do all things and carry out all acts which are reasonably necessary to effect the Transaction.

8.4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.5.	Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this ADR Purchase Agreement as of the date first written above.

SCHEDULE 4.2.1

ADR TRANSFER DEED

The undersigned, Aurec Capital Ltd. (hereinafter, the “Transferor”), for good consideration paid to the Transferor by SMART LIVE GROUP LIMITED (hereinafter, the “Transferee”), does hereby transfer to the said Transferee 1,709,775 American Depositary Receipts (the “ADRs”), representing 1,709,775 ordinary shares of China Digital TV Holding Co., Ltd., par value $0.0005 per ordinary share, to hold unto the said Transferee, its executors, administrators and assigns, subject to the several conditions under which the Transferor held the same at the time of the execution hereof; and the Transferee does hereby agree to take the said ADRs subject to the conditions aforesaid.

In witness whereof, the parties have executed this ADR TRANSFER deed on this ___ day of ___________, 2017.